UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2004

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 27th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement

As reported in a Current Report on Form 8-K of iStar Financial Inc. (the “Company”), dated and filed on November 9, 2004, Jay S. Nydick was appointed as President of the Company on that date.  Mr. Nydick has entered into a three year employment agreement (the “Agreement”) with the Company.  The initial three year term, and any subsequent one-year renewal term, will automatically be extended for an additional year, unless earlier terminated by prior notice from the Company or Mr. Nydick.  Mr. Nydick will receive a base salary of $350,000 per year and will be eligible to receive an annual cash incentive award, based upon his performance, in respect of each fiscal year of the Company that ends during his term, beginning with the fiscal year ending December 31, 2005.  His annual bonus target is $650,000, subject to annual review and adjustment.  For 2004, Mr. Nydick is eligible to receive a prorated bonus.  Mr. Nydick will be eligible to purchase interests in the Company’s High Performance Unit Program and to participate in certain of the Company’s strategic business initiatives upon the achievement of specified performance threshholds, as discussed in the press release announcing his appointment.

The employment agreement contains restrictions on Mr. Nydick’s ability to compete with the Company following a termination of his employment under certain circumstances.

ITEM 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)           Appointment of Principal Officers

See Item 1.01 above for a description of the employment agreement between the Company and Jay S. Nydick, the new president of the Company.  This will serve to amend Item 5.02 of the Current Report on Form 8-K of the Company dated, and filed on, November 9, 2004.

ITEM 9.01     Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit 10.1            Employment Agreement, dated as of November 9, 2004, between the Company and Jay S. Nydick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date:	November 12, 2004	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date:	November 12, 2004	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, dated as of November 9, 2004, between the Company and Jay S. Nydick.